True Leaf Submits Application to Health Canada for Amended Sales License

August 25, 2021 - Vernon, CANADA - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") is pleased to announce it has submitted an application to Health Canada for an amendment to its Standard Processing License for the Sale of Dried Cannabis. The amended license will permit True Leaf to sell its craft cannabis products directly to medical patients and retail distributors nationwide.

"We are meeting the corporate milestones set out in our strategic plan and ramping up cannabis operations at True Leaf," said Darcy Bomford, CEO of True Leaf. "This amendment will provide True Leaf with additional sales channels, expanding our reach beyond the B2B wholesale marketplace to the lucrative recreational retail market. I am thrilled to report we are closer than ever to seeing True Leaf cannabis on store shelves."

True Leaf recently completed its first harvest of small-batch craft cannabis. The batches exceeded quality expectations for potency and purity without the use of pesticides or gamma irradiation. These results confirmed True Leaf has the team and infrastructure to produce premium cannabis products for the retail market.

Mr. Bomford continued, "Every day, we are making progress towards full-scale operations and the launch of our much-anticipated path-to-market services program. Our amended sales license and exceptional facility and grow team will enable us to work with micro-cultivators to provide the processing and distribution services they need to also enter the retail market."

True Leaf has a distribution agreement in place with Velvet Management, a leading cannabis sales agency, which will provide the Company access to the provincial cannabis distribution boards and 1,700 retail stores when it receives its Health Canada amended sales license.

Go behind the scenes at True Leaf and follow our progress at instagram.com/trueleafbrands.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, British Columbia, and will provide a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Darcy Bomford

Chief Executive Officer

Darcy@trueleafbrands.com

1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.